EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2012 SECOND QUARTER RESULTS

HOUSTON, TX – August 8, 2012 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the second quarter and six months ended June 30, 2012.

$ in millions	3 Months Ended		%	6 Months Ended		%
(except per share data)	6/30/12	6/30/11	Change *	6/30/12	6/30/11	Change*
Revenues	$168.7	$128.5	31.3%	$267.1	$227.7	17.3%
Gross profit	$15.2	$13.6	11.8%	$17.0	$21.2	(19.8)%
Gross margin	9.0%	10.6%	(15.1)%	6.4%	9.3%	(31.2)%
Operating income	$8.2	$7.3	12.3%	$3.7	$9.0	(58.9)%
Net income (loss) attributable to common stockholders	$3.3	$4.2	(21.4)%	$(4.2)	$4.3	NM
Diluted net income (loss) per share attributable to common stockholders **	$0.15	$0.25	(40.0)%	$(0.29)	$0.26	NM

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-Q and may differ from the amounts which would have been calculated from the table above as a result of rounding.
**Based on 16.4 million and 16.6 million weighted-average diluted shares outstanding for the three months ended June 30, 2012 and 2011, respectively and 16.3 million and 16.6 million weighted-average diluted shares outstanding for the six months ended June 30, 2012 and 2011.
NM – Not meaningful

2012 Second Quarter Compared to 2011
Revenues for the quarter increased 31.3% over the 2011 comparable quarter primarily as a result of $35.6 million of revenues from recently acquired operations in Arizona and California and higher revenues from our Nevada operations reflecting the impact of the $25 million of contracts assumed from Aggregate Industries, Inc. in January 2012.  The improvements were somewhat offset by lower revenues in Texas.

Gross profit for the 2012 second quarter increased $1.6 million from the same period last year; however, gross margins decreased to 9.0% from 10.6%.  As was the case in the first quarter of 2012, the 2012 second quarter was impacted by downward revisions of estimated revenues and gross profit on a number of construction projects, primarily in Texas.  These revisions were substantially offset by upward revisions on projects in Utah.

Other Highlights:
Backlog at June 30, 2012 was $782 million and included approximately $28 million of expected revenues for which contracts had not yet been officially awarded.  This compares to backlog of $868 million at March 31, 2012.  We currently estimate that half of the backlog at June 30, 2012 will be constructed in the remainder of 2012.  During the current second quarter, we were awarded or were the apparent low bidder on $69 million of contracts, compared to $179 million in the same period last year bringing 2012 first half awards to $263 million compared to $283 million in the same period last year.

For the first half of 2012, capital expenditures were $17.9 million compared with $15.2 million in the first half of 2011.  We continue to expect that 2012 capital expenditures will be higher than the $24.0 million spent in 2011.  These expenditures are necessary to support our higher level of operations and to replace older equipment.  As in the first quarter, we continued to dispose of underutilized and aging equipment, and in the first half of 2012 we generated proceeds of $6.8 million from the sale of property and equipment resulting in a pre-tax gain of $2.7 million.

Strong Financial Position
We are in very sound financial condition.  At June 30, 2012:
•	Working capital totaled $69.0 million, including $68.8 million of cash, cash equivalents and short-term investments;
•	Up to $48.2 million in borrowings was available under the credit facility with an optional increase amount of $50 million; and,
•	Tangible net worth of $156.1 million was more than adequate to support our bonding requirements.

Outlook
While late in coming and of shorter duration than we would have liked, a federal highway bill was signed into law in July.  The enactment of the Moving Ahead for Progress in the 21st Century (“MAP-21”) legislation, a two-year, $105 billion reauthorization of the federal surface transportation program, maintains annual federal highway funding close to the level of $41 billion under the SAFETEA-LU bill which has been extended numerous times but expired in June 2012.  While we believe that a longer term bill is still needed, the new legislation does alleviate some of the uncertainty which has adversely affected the levels of transportation capital expenditures in our markets.  Of note, the estimated apportionment of the funds by state indicates that California and Texas have the largest amounts available, approximately $3.5 billion and $3.1 billion, respectively, for fiscal year 2013.  We are hopeful that these states and the others in which we operate will once again be awarding larger highway and bridge construction contracts and that we will be in a better position to replace backlog at reasonable margins.

Based upon 2012 first half revenues and our expectations for the second half, we continue to anticipate that full year 2012 revenues will be more than 25% above 2011.  As we previously indicated, our revenue expectations are based upon the higher backlog at the beginning of 2012 versus one year earlier, the inclusion of operations for J. Banicki Construction and Myers & Sons for the full year, as well as contract awards of $263 million in the first half of 2012.  According to current estimates, the gross margin in our backlog for 2012 is lower than the 2011 gross margin, partly as a result of the previously disclosed operational issues which resulted in the downward revisions of estimated gross profits on a number of construction projects and partly as a result of competitive bidding pressures at the time the contracts were added to backlog.

With improvements in our systems and controls, federal funding in the form of MAP-21, our strong financial position, plus our diverse portfolio of skills and company-owned equipment, and geographic diversity, we have higher expectations for 2013 than for 2012.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 10:00 am ET/9:00 am CT tomorrow, Thursday, August 9, 2012.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Pat Manning	The Equity Group Inc.
Chairman & Chief Executive Officer	Linda Latman 212-836-9609
Elizabeth Brumley	Lena Cati 212-836-9611
EVP & Chief Financial Officer
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$168,709	$128,498	$267,134	$227,740
Cost of revenues	(153,550)	(114,916)	(250,103)	(206,559)
Gross profit	15,159	13,582	17,031	21,181
General and administrative expenses	(8,444)	(6,300)	(16,110)	(12,356)
Other operating income	1,525	5	2,756	150
Operating income	8,240	7,287	3,677	8,975
Gain (loss) on sale of securities and other	333	(41)	1,083	(245)
Interest income	511	565	927	943
Interest expense	(432)	(374)	(818)	(588)
Income before income taxes and earnings attributable to noncontrolling interests	8,652	7,437	4,869	9,085
Income tax benefit (expense)	(984)	(1,145)	2,992	(1,311)
Net income	7,668	6,292	7,861	7,774
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(4,381)	(2,081)	(12,076)	(3,519)
Net income (loss) attributable to Sterling common stockholders	$3,287	$4,211	$(4,215)	$4,255

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.15	$0.26	$(0.29)	$0.26
Diluted	$0.15	$0.25	$(0.29)	$0.26

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,359,597	16,483,691	16,341,037	16,474,074
Diluted	16,444,324	16,594,509	16,341,037	16,604,368

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,112	$16,371
Short-term investments	49,676	44,855
Contracts receivable, including retainage	88,788	74,875
Costs and estimated earnings in excess of billings on uncompleted contracts	16,131	16,509
Inventories	3,547	1,922
Deferred tax asset, net	666	1,302
Receivables from and equity in construction joint ventures	6,889	6,057
Other current assets	5,032	2,132
Total current assets	189,841	164,023
Property and equipment, net	102,403	83,429
Goodwill	54,460	54,050
Other assets, net	6,178	2,329
Total assets	$352,882	$303,831
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$62,272	$40,064
Billings in excess of costs and estimated earnings on uncompleted contracts	24,437	18,583
Current maturities of long-term debt	573	573
Income taxes payable	5	2,013
Accrued compensation	7,419	5,329
Current obligation for noncontrolling owners’ interests in subsidiaries and joint ventures	21,800	--
Other current liabilities	4,367	2,723
Total current liabilities	120,873	69,285
Long-term liabilities:
Long-term debt, net of current maturities	268	263
Deferred tax liability, net	368	--
Other long-term liabilities	2,417	2,597
Total long-term liabilities	3,053	2,860
Commitments and contingencies
Obligation for noncontrolling owners’ interests in subsidiaries and joint ventures	18,369	16,848
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,393,716 and 16,321,116 shares issued, respectively	163	163
Additional paid in capital	196,325	196,143
Retained earnings	11,818	16,509
Accumulated other comprehensive income	498	496
Total Sterling common stockholders’ equity	208,804	213,311
Noncontrolling interests	1,783	1,527
Total equity	210,587	214,838
Total liabilities and equity	$352,882	$303,831